                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 11, 1994
                                                   ----------------


                             DELTA AIR LINES, INC.
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            (Exact name of registrant as specified in its charter)



        Delaware                  1-5424           58-0218548
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(State or other jurisdiction    (Commission       (IRS Employer
of incorporation)               File Number)      Identification No.)



       Hartsfield Atlanta International Airport, Atlanta, Georgia  30320
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                   (Address of principal executive offices)


Registrant's telephone number, including area code:  (404) 715-2600
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Item 5.  OTHER EVENTS
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1. Exchange Offers
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    On October 17, 1994, the Delta Family-Care Savings Plan (the "Plan") and
Delta Air Lines, Inc. ("Delta") began offers to exchange (the "Exchange Offers") each series of the Plan's outstanding Series A, B and C Guaranteed Serial ESOP Notes, which are guaranteed by Delta (the "Existing Notes"), for either (1) an equal principal amount of a corresponding new series of 1994 Series A, B or C Guaranteed Serial ESOP Notes to be issued by the Plan and guaranteed by Delta (the "New Notes"); or (2) cash in an amount to be received in a private placement by the Plan of an equal principal amount of the corresponding series of New Notes. It is anticipated that the New Notes, if and when issued, will have terms substantially similar to the Existing Notes, except that: (1) the interest rate on each series of New Notes will be higher than the interest rate on the corresponding series of Existing Notes; (2) Delta will not be required to purchase the New Notes upon the occurrence of a "Purchase Event"; and (3) the New Notes will not have the benefit of an "Approved Credit Enhancement" ("Purchase Event" and "Approved Credit Enhancement" are described in Note 5 of the Notes to Consolidated Financial Statements in Delta's 1994 Annual Report to Stockholders). The Exchange Offers are subject to certain conditions, are scheduled to expire on November 17, 1994, and may be amended or extended by the Plan and Delta at any time and from time to time. No assurance can be given that the Exchange Offers or the related private placement will be completed.

   The New Notes have not been and will not be registered under the Securities Act of 1933 (the "Securities Act"), and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. This description of the Exchange Offers is made pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell the New Notes or an offer to exchange the Existing Notes for New Notes.

2. Restructuring Charges
   ---------------------

    Delta's fiscal 1994 operating expenses included a $112 million restructuring charge for costs associated with an early retirement program under which approximately 1,500 employees elected to retire effective November 1, 1993, and a $414 million restructuring charge related to the Leadership 7.5 program, which includes costs associated with workforce reductions, reductions in inventory levels, facility closings and route terminations. Delta may record additional restructuring charges, or adjustments to the fiscal

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1994 Leadership 7.5 restructuring charge, to reflect the continuing implementation of Leadership 7.5 initiatives. Delta cannot presently determine the amount or timing of any such charges or adjustments.


3. Antitrust Matters
   -----------------

    As reported on page 18 of Delta's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, the Attorneys General of several states have been investigating whether several major airlines, including Delta, have engaged in price fixing and other unlawful restraints of trade. On October 11, 1994, Delta and seven other U.S. airlines agreed to settle, without admitting liability, the allegations to be asserted against them by state and local government entities nationwide in a class action lawsuit expected to be filed in November 1994 in the United States District Court for the District of Columbia. Under the proposed settlement, which is subject to approval of the District Court, the eight carriers will pay $1.75 million in cash (of which Delta's share will be approximately $330,000) and will make available $40 million in air fare discounts of 10% on future domestic air travel on any of the eight carriers.

    Delta expects to record its $330,000 share of the cash settlement as a nonoperating expense during fiscal 1995, and will account for the air fare discounts that are applied against tickets purchased for travel on Delta as a reduction to revenue equal to the value of the 10% travel discount when transportation is provided. Delta anticipates that its share of such discounts will approximate its relative domestic market share among the eight carriers, which was approximately 20% in fiscal 1994, but neither the face amount of the discounts to be redeemed on Delta nor the generative or dilutive revenue effect of the travel discounts is known.



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                                   SIGNATURE
                                   ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        DELTA AIR LINES, INC.



                                        BY:  /s/ Julius P. Gwin
                                            ------------------------------
                                             Julius P. Gwin
                                             Vice President-Finance

DATED:  October 19, 1994



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